Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FIRST QUARTER 2024 FINANCIAL RESULTS

Englewood, Colorado, May 8, 2024 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported first quarter 2024 results(1).

“Our first quarter results demonstrate the continued momentum in our turnaround. We expanded gross margins for the fourth consecutive quarter, increased Adjusted OIBDA over 40% as reported for the third consecutive quarter of growth, and improved free cash flow year-over-year for the fifth consecutive quarter," said David Rawlinson, President and CEO of Qurate Retail. “We are successfully delivering on our transformation initiatives to reduce costs and improve product margins while prioritizing enhanced merchandise, brand launches and celebrity partnerships which are hallmarks of the QVC and HSN brands. We are focused on achieving our stated objectives throughout 2024 and positioning the business for sustainable future growth.

“In April, we launched our Age of Possibility campaign, where we brought together a group of Quintessential 50 ambassadors including Billie Jean King, Patti LaBelle, Queen Latifah, Martha Stewart and many other inspiring women to tell their stories and celebrate our core customer of women over 50.”

First quarter 2024 operating results:

●	Qurate Retail revenue decreased 4%(2) in both US Dollars and constant currency(3)
●	Qurate Retail grew Adjusted OIBDA(4) 25%(2) in constant currency
●	Qurate Retail reported diluted EPS of $0.00
o	Adjusted diluted EPS(4) of $0.04
●	QxH revenue decreased 4%
●	QVC International revenue decreased 3%
o	In constant currency, revenue decreased 1%
●	Cornerstone revenue decreased 11%

Corporate headlines:

●	Repaid remaining $423 million principal outstanding of QVC’s 4.85% senior secured notes due April 2024

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2024 to the same period in 2023.

FIRST QUARTER 2024 FINANCIAL RESULTS

(amounts in millions)	1Q23	1Q24	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,601	$1,539	(4)%
QVC International	592	572	(3)%	(1)%
Cornerstone	259	231	(11)%
Total Qurate Retail Revenue (excluding Zulily)	2,452	2,342	(4)%	(4)%
Zulily(b)	192	—	NM
Total Qurate Retail Revenue (as reported)	$2,644	$2,342	(11)%	(11)%

Operating Income (Loss)
QxH(c)	$74	$94	27%
QVC International(d)	156	63	(60)%	(57)%
Cornerstone	(2)	(3)	(50)%
Unallocated corporate cost	(9)	(9)	-%
Total Qurate Retail Operating Income (excluding Zulily)	219	145	(34)%	(32)%
Zulily(b)	(43)	—	NM
Total Qurate Retail Operating Income (as reported)	$176	$145	(18)%	(15)%

Adjusted OIBDA
QxH(c)	$139	$185	33%
QVC International(d)	72	75	4%	10%
Cornerstone	4	6	50%
Unallocated corporate cost	(5)	(7)	(40)%
Total Qurate Retail Adjusted OIBDA (excluding Zulily)	$210	$259	23%	25%
Zulily(b)	(31)	—	NM
Total Qurate Retail Adjusted OIBDA (as reported)	$179	$259	45%	47%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Zulily, LLC (“Zulily”) was divested on May 24, 2023.
c)	In the first quarter of 2023, QxH incurred $21 million of net gains primarily related to Rocky Mount fire related costs, net of recoveries and the sale of its Rocky Mount fulfillment center. These are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.
d)	In the first quarter of 2023, QVC International recorded $113 million of gains related to the sale leaseback of the UK and German fulfillment centers partially offset by $17 million of restructuring charges. In the first quarter of 2024, QVC International recorded a $1 million gain related to the sale leaseback of a German property. These are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

FIRST QUARTER 2024 NET INCOME AND ADJUSTED NET INCOME(4)

(amounts in millions)	1Q23	1Q24
Net income (loss)	$20	$(1)
Adjusted net income (loss)(a)	$(20)	$17

Basic weighted average shares outstanding ("WASO")	383	392
Potentially dilutive shares	1	1
Diluted WASO	384	393

GAAP EPS(b)	$0.05	$—
Adjusted EPS(a)	$(0.05)	$0.04

a)	See Reconciling Schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined primarily due to a 4% decrease in units shipped, partially offset by favorable returns and higher shipping and handling revenue. QxH reported sales declines mainly in home and apparel, partially offset by growth in accessories and jewelry.

Operating income and Adjusted OIBDA margin(4) increased mainly due to higher product margins and lower fulfillment (warehouse and freight) and administrative expenses, partially offset by higher marketing costs. Product margins increased primarily due to mix shift to higher-margin products and lower supply chain costs. Fulfillment favorability primarily reflected lower freight rates and efficiencies from Project Athens initiatives. Administrative expenses declined primarily due to lower costs for outside services related to Project Athens. Marketing expenses increased largely due to the normalization of the annual spend compared to the prior year.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations due to the US Dollar strengthening 11% against the Japanese Yen, which was partially offset by the US Dollar weakening 5% against the British Pound and 1% against the Euro. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the first quarter of 2024.

QVC International’s constant currency revenue declined slightly as a 4% increase in units shipped was offset by a 5% decrease in average selling price. QVC International reported constant currency revenue growth in home, with declines in all other categories.

Operating income decreased primarily as a result of comparing against $113 million of gains recognized in the prior year related to the UK and German sale leaseback transactions.

Adjusted OIBDA margin increased mainly due to higher product margins and lower administrative expenses. Product margins increased primarily due to favorable returns, higher initial margins and shipping and handling revenue. Lower administrative expenses mainly reflected lower personnel expenses.

Cornerstone

Cornerstone revenue decreased due to continued softness in certain categories in the home sector and for apparel at Garnet Hill.

Operating income margin decreased primarily due to higher depreciation related to the opening of six new retail stores and the relocation of four stores in the past year.

Adjusted OIBDA margin increased primarily due to lower supply chain costs, partially offset by deleverage of administrative costs and marketing expenses.

FIRST QUARTER 2024 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	1Q23	1Q24	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	69.0%	65.4%	(360)	bps
Operating Income Margin (%)(b)	4.6%	6.1%	150	bps
Adjusted OIBDA Margin (%)(b)	8.7%	12.0%	330	bps
Average Selling Price	$53.90	$53.60	(1)%
Units Sold			(4)%
Return Rate(c)	16.0%	15.4%	(60)	bps
eCommerce Revenue(d)	$961	$958	-%
eCommerce % of Total Revenue	60.0%	62.2%	220	bps
Mobile % of eCommerce Revenue(e)	68.3%	69.8%	150	bps
LTM Total Customers(f)	8.5	8.0	(6)%

QVC International
Cost of Goods Sold % of Revenue	64.7%	64.0%	(70)	bps
Operating Income Margin (%)(g)	26.4%	11.0%	(1,540)	bps
Adjusted OIBDA Margin (%)(g)	12.2%	13.1%	90	bps
Average Selling Price			(7)%		(5)%
Units Sold			4%
Return Rate(c)	19.3%	19.2%	(10)	bps
eCommerce Revenue(d)	$280	$294	5%		7%
eCommerce % of Total Revenue	47.3%	51.4%	410	bps
Mobile % of eCommerce Revenue(e)	69.5%	68.8%	(70)	bps
LTM Total Customers(f)	4.3	4.1	(5)%

Cornerstone
Cost of Goods Sold % of Revenue	63.8%	59.7%	(410)	bps
Operating Income Margin (%)	(0.8)%	(1.3)%	(50)	bps
Adjusted OIBDA Margin (%)	1.5%	2.6%	110	bps
eCommerce Revenue(d)	$197	$175	(11)%
eCommerce % of Total Revenue	76.1%	75.8%	(30)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the first quarter of 2023, QxH incurred $21 million of net gains primarily related to Rocky Mount fire related costs, net of recoveries and the sale of its Rocky Mount fulfillment center. These are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.
c)	Measured as returned sales over gross shipped sales in US Dollars.
d)	Based on net revenue.
e)	Based on gross US Dollar orders.
f)	LTM: Last twelve months.
g)	In the first quarter of 2023, QVC International recorded $113 million of gains related to the sale leaseback of the UK and German fulfillment centers partially offset by $17 million of restructuring charges. In the first quarter of 2024, QVC International recorded a $1 million gain related to the sale leaseback of a German property. These are included in operating income and excluded from Adjusted OIBDA. See Reconciling Schedule 2.

FOOTNOTES

1)	Qurate Retail will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:30 a.m. (E.T.) on May 8, 2024. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	Adjusted for the divestiture of Zulily on May 24, 2023.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.

4)	For definitions and applicable reconciliations of Adjusted OIBDA, Adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2023	3/31/2024
Cash and cash equivalents (GAAP)	$1,121	$1,102

Debt:
QVC senior secured notes(a)	$3,509	$3,086
QVC senior secured bank credit facility	857	1,295
Total Qurate Retail Group Debt	$4,366	$4,381

Senior notes(a)	792	792
Senior exchangeable debentures(b)	781	780
Corporate Level Debentures	1,573	1,572
Total Qurate Retail, Inc. Debt	$5,939	$5,953
Unamortized discount, fair market value adjustment and deferred loan costs	(599)	(462)
Total Qurate Retail, Inc. Debt (GAAP)	$5,340	$5,491

Other Financial Obligations:
Preferred stock(c)	$1,270	$1,272

QVC, Inc. leverage(d)	2.4x	2.5x

a)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
b)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
c)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
d)	As defined in QVC’s credit agreement. A portion of expected cost savings are included in Adjusted EBITDA for purposes of the covenant calculations under QVC’s bank credit facility.

Cash at Qurate Retail decreased $19 million in the first quarter as cash from operations and net borrowings were primarily offset by capital expenditures during the period. Total debt at Qurate Retail, Inc. increased $14 million in the first quarter as additional borrowings under QVC’s bank credit facility more than offset debt repayment. Qurate Retail redeemed the remaining $423 million principal outstanding of QVC’s 4.85% senior secured notes due April 2024 in the first quarter.

QVC’s bank credit facility has $1.3 billion drawn as of March 31, 2024 with incremental availability of $1.9 billion, net of letters of credit. QVC’s leverage ratio, as defined by the QVC revolving credit facility, was 2.5x at quarter-end. Pursuant to the terms of QVC’s revolving credit facility, a portion of expected cost savings are included in operating income for purposes of QVC’s leverage ratio for covenant calculations. QVC’s leverage ratio increased slightly from December 31, 2023 due to certain add backs no longer impacting the calculation, though these add backs were largely offset by growth in Adjusted OIBDA.

As of March 31, 2024, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to Qurate Retail under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the bond indenture and credit agreement.

Qurate Retail is in compliance with all debt covenants as of March 31, 2024.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:30 a.m. (E.T.) on May 8, 2024. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13742823, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives (including Project Athens) and their expected benefits, market potential, future financial performance and prospects and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of future public health crises), issues impacting the global supply chain and labor market and use of social media and influencers. These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily (through May 23, 2023) and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, penalties, acquisition-related costs, fire related costs, net (including Rocky Mount inventory losses), and (gains) losses on sale leaseback transactions. Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure. Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark-to-market adjustments on certain public debt and equity securities, (gain) loss on sale of fixed assets and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark-to-market adjustments and other one-time items identified in Schedule 3 below. Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures. Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance. Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s Adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2023, June 30, 2023, September 30, 2023, December 31, 2023 and March 31, 2024, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q23	2Q23	3Q23	4Q23	1Q24
Qurate Retail Operating Income (Loss)	$176	$366	$151	$(103)	$145
Depreciation and amortization	100	104	105	98	99
Stock compensation expense	16	14	10	13	16
Restructuring, penalties and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)(a)	—	(208)	19	—	—
Impairment of intangible assets(b)	—	—	—	326	—
(Gains) losses on sale of assets and sale leaseback transactions(c)	(113)	(6)	—	6	(1)
Qurate Retail Adjusted OIBDA	$179	$270	$285	$340	$259

a)	In the second quarter of 2023, QxH recognized (i) a $209 million net gain on insurance proceeds representing insurance proceeds received in excess of fire-related costs and (ii) a $2 million gain on the sale of Rocky Mount in February 2023 that was released from escrow. Additionally, in the second quarter of 2023, Cornerstone recorded $2 million and Zulily recorded $1 million of restructuring charges, both related to workforce reductions. In the third quarter of 2023, QxH incurred (i) a $2 million gain on the sale of Rocky Mount in February 2023 on proceeds released from escrow and (ii) $21 million of restructuring, penalties and fire-related costs. These items are included in operating income and excluded from Adjusted OIBDA.
b)	In the fourth quarter of 2023, QxH recognized a $326 million non-cash impairment charge related to goodwill.
c)	Includes gains related to the sale leaseback of the UK and German fulfillment centers in the first quarter of 2023, a gain on the sale of an intangible asset primarily related to the sale of a channel positioning right in the second quarter of 2023, a loss related to the sale leaseback of a German property in the fourth quarter of 2023 and a gain related to the sale leaseback of a German property in the first quarter of 2024.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC and Cornerstone to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2023, June 30, 2023, September 30, 2023, December 31, 2023 and March 31, 2024, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q23	2Q23	3Q23	4Q23	1Q24
QVC
Operating income (loss)	$230	$374	$154	$(113)	$157
Depreciation and amortization	89	94	98	91	92
Stock compensation	9	11	7	10	12
Restructuring, penalties and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	(4)	(211)	19	—	—
(Gains) losses on sale of assets and sale leaseback transactions	(113)	(6)	—	6	(1)
Impairment of intangible assets	—	—	—	326	—
Adjusted OIBDA	$211	$262	$278	$320	$260

QxH Adjusted OIBDA	$139	$185	$201	$221	$185
QVC International Adjusted OIBDA	$72	$77	$77	$99	$75

Cornerstone
Operating income (loss)	$(2)	$15	$4	$18	$(3)
Depreciation and amortization	5	7	7	7	7
Stock compensation	1	1	—	2	2
Restructuring costs	—	2	—	—	—
Adjusted OIBDA	$4	$25	$11	$27	$6

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended March 31, 2023, June 30, 2023, September 30, 2023, December 31, 2023 and March 31, 2024, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	1Q23	2Q23	3Q23	4Q23	1Q24
Qurate Retail Net Income (Loss) (GAAP)	$20	$107	$1	$(273)	$(1)
Purchase accounting amort., net of deferred tax benefit(a)	17	15	14	14	14
Impairment of intangible assets, net of tax impact	—	—	—	326	—
Restructuring, penalties and fire related costs, net of (recoveries) and tax impact (including Rocky Mount inventory losses)	—	(156)	14	—	—
(Gains) losses on sale of intangible asset and sale leaseback transactions, net of tax impact	(92)	(5)	—	6	(2)
Mark-to-market adjustments, net(b)	35	26	11	14	6
Adjusted Net Income (Loss)	$(20)	$(13)	$40	$87	$17

Diluted earnings (loss) per share (GAAP)	$0.05	$0.28	$—	$(0.70)	$—
Total adjustments per share, net of tax	(0.10)	(0.31)	0.10	0.92	0.04
Adjusted earnings (loss) per share	$(0.05)	$(0.03)	$0.10	$0.22	$0.04

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2024	2023
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,102	1,121
Trade and other receivables, net of allowance for credit losses	980	1,308
Inventory, net	1,134	1,044
Other current assets	170	209
Total current assets	3,386	3,682
Property and equipment, net	496	512
Intangible assets not subject to amortization	5,839	5,862
Intangible assets subject to amortization, net	495	526
Operating lease right-of-use assets	629	635
Other assets, at cost, net of accumulated amortization	136	151
Total assets	$10,981	11,368
Liabilities and Equity
Current liabilities:
Accounts payable	789	895
Accrued liabilities	715	983
Current portion of debt	939	642
Other current liabilities	100	97
Total current liabilities	2,543	2,617
Long-term debt	4,552	4,698
Deferred income tax liabilities	1,504	1,531
Preferred stock	1,272	1,270
Operating lease liabilities	617	615
Other liabilities	142	148
Total liabilities	10,630	10,879
Equity	255	385
Non-controlling interests in equity of subsidiaries	96	104
Total liabilities and equity	$10,981	11,368

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2024	2023

	amounts in millions
Revenue:
Total revenue, net	$2,342	2,644

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	1,511	1,809
Operating expense	180	194
Selling, general and administrative, including stock-based compensation	408	478
Depreciation and amortization	99	100
Gain on sale of assets and leaseback transactions	(1)	(113)
	2,197	2,468
Operating income (loss)	145	176

Other income (expense):
Interest expense	(117)	(94)
Dividend and interest income	12	11
Realized and unrealized gains (losses) on financial instruments, net	(7)	(32)
Other, net	(2)	4
	(114)	(111)
Earnings (loss) before income taxes	31	65
Income tax (expense) benefit	(23)	(32)
Net earnings (loss)	8	33
Less net earnings (loss) attributable to the noncontrolling interests	9	13
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$(1)	20

QURATE RETAIL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2024	2023

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$8	33
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	99	100
Stock-based compensation	16	16
Realized and unrealized (gains) losses on financial instruments, net	7	32
Gain on sale of assets and sale leaseback transactions	(1)	(113)
Gain on insurance proceeds, net of fire related costs	—	(17)
Insurance proceeds received for operating expenses and business interruption losses	—	37
Deferred income tax expense (benefit)	(2)	(2)
Other, net	4	9
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	313	294
Decrease (increase) in inventory	(94)	25
Decrease (increase) in prepaid expenses and other assets	45	48
(Decrease) increase in trade accounts payable	(101)	(167)
(Decrease) increase in accrued and other liabilities	(268)	(279)
Net cash provided (used) by operating activities	26	16

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(40)	(54)
Expenditures for television distribution rights	(2)	(38)
Cash proceeds from dispositions of investments	6	1
Proceeds from sale of fixed assets	6	198
Insurance proceeds received for fixed asset loss	—	18
Payments for settlements of financial instruments	—	(179)
Proceeds from settlements of financial instruments	—	167
Other investing activities, net	(1)	(1)
Net cash provided (used) by investing activities	(31)	112

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,570	677
Repayments of debt	(1,555)	(803)
Dividends paid to noncontrolling interest	(11)	(12)
Dividends paid to common shareholders	(4)	(7)
Indemnification agreement settlement	—	24
Other financing activities, net	(2)	(1)
Net cash provided (used) by financing activities	(2)	(122)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(12)	4
Net increase (decrease) in cash, cash equivalents and restricted cash	(19)	10
Cash, cash equivalents and restricted cash at beginning of period	1,136	1,285
Cash, cash equivalents and restricted cash at end period	$1,117	1,295